Exhibit (i)

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

February 27, 2015

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to the Thrivent Mutual Funds, a business trust organized under the laws of the State of Massachusetts (the “Trust”), I have been asked to render an opinion in connection with Post-Effective Amendment No. 78 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-12911) to be filed by the Trust with the Securities and Exchange Commission.

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Trust has been duly organized and validly exists pursuant to the laws of the State of Massachusetts;

2.	In its pre-effective Registration Statement, the Trust elected to register an indefinite number of shares pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940; and

3.	The shares of beneficial interest of the Trust, which are described in the foregoing Registration Statement, will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer